MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH CERTAIN
                PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940

We, as members of management of Firstar Stellar Funds (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of March 31, 2000, and from November 19, 1999 through March 31, 2000.

Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of March 31, 2000, and from November 19, 1999 through March 31, 2000, with respect to securities reflected in the investment account of the Company, except that for several securities the books of the Company did not agree to the Custodian records. These exceptions were the result of the untimely recording of security transactions in the Custodian records. In each case the books of the Company were determined to be proper and the Custodian records have been subsequently corrected.

FIRSTAR STELLAR FUNDS

By: /s/ Michael T. Karbouski
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    Michael T. Karbouski

    Treasurer
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    Title

    May 30, 2000
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    Date

By: /s/ Elaine Richards
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    Elaine Richards

    Secretary
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    Title

    May 30, 2000
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    Date